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Exhibit 10.67

United Shipping & Technology


January 10, 2001


Peter Lytle


Dear Peter:

      This letter will serve to establish the terms of your severance in the event that US&T elects to terminate your employment with the Company, not for cause. This letter agreement will also modifies your Employment Agreement, dated November 5, 1999, to the extent provided for herein.

      By agreement with US&T you will not be entitled to the eighteen (18) months, or any lesser period, of salary related severance provided for in the Employment Agreement unless specifically allowed for by the Board of Directors. You will be entitled to the benefits under paragraphs 7.01 (b)-(d) of your Employment Agreement. As part of this agreement, US&T agrees to seek approval from its Board of Directors allowing for an extension of the expiration date for your stock options upon your severance from the Company. Further, you have also agreed to a lockup on all currently owned US&T stock for a period of six (6) months, which prevents you from trading in any US&T securities owned by you directly.

      Both parties hereto agree to keep the terms and conditions of this agreement strictly confidential.


Sincerely,


Wesley C. Fredenburg                                 Agreed to:
General Counsel